Exhibit 99.3

NEWS RELEASE

Athersys, Inc. Announces Pricing of $5.5 Million Public Offering

November 09, 2022

CLEVELAND—(BUSINESS WIRE)—Athersys, Inc. (Nasdaq: ATHX) (“Athersys” or the “Company), today announced the pricing of its previously announced “best efforts” public offering of 5,004,545 shares of common stock (or common stock equivalents) and warrants to purchase 10,009,090 shares of common stock at a combined price of $1.10 per share and accompanying warrant for aggregate gross proceeds of approximately $5.5 million, before deducting placement agent fees and other offering expenses. The warrants will have an exercise price of $1.10 per share, will be exercisable immediately following the date of issuance and will expire five years from the date of issuance.

The closing of the offering is expected to occur on or about November 10, 2022, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the offering for general corporate purposes. A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering.

This offering of the common stock, common stock equivalents and warrants is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-235945) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). The preliminary prospectus supplement and accompanying base prospectus were previously filed with the SEC, and the final prospectus supplement and accompanying prospectus will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that Athersys has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about Athersys and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Athersys

Athersys is a biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived “off-the-shelf” stem cell product, initially for disease indications in the neurological, inflammatory and immune and other critical care indications and has two ongoing clinical trials evaluating this potential regenerative medicine product.

Athersys

Ellen Gurley

Manager of Corporate Communications and Investor Relations

ir@athersys.com

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

Source: Athersys, Inc.